Exhibit (a)(1)(D)
MOTOROLA, INC.
STOCK OPTION EXCHANGE PROGRAM

TRANSCRIPT OF THE STOCK OPTION
EXCHANGE PROGRAM OVERVIEW

2009

Motorola Stock Option Exchange Program

Overview of the Exchange Process and The Option Exchange Website

This presentation is an overview of the Motorola Stock Option Exchange Program. The Program opened on May 14, 2009 and will be open until June 12, 2009, unless we notify you that we are extending it. Eligible Employees will be able to exchange Eligible Options for fewer Replacement Options at a lower grant price.
Let’s review what we’ll cover in this presentation.

What We'll Cover

- Stock Option Exchange Program Overview
- Stock Option Exchange Program Schedule
- Using the Stock Option Exchange Website

We know there’s a lot of interest at Motorola about the Stock Option Exchange Program. This presentation is designed to provide an overview of the Program, discuss the Program schedule, and review how to use the Stock Option Exchange Program website.
In deciding whether or not to participate in the Stock Option Exchange Program, employees should review Motorola’s Offer to Exchange and other program materials carefully. This presentation is intended to assist you, but is qualified in its entirety by the Offer to Exchange document we filed with the SEC and which is available on the Program website. I urge you to carefully review that Offer to Exchange document before making your decision.
Now, let’s begin this presentation with an overview of the Program.

The Motorola Stock Option Exchange Program

- Many of our outstanding stock options are underwater, and as a result many employees believe their options are of little or no value.
- On 4 May 2009, Motorola's stockholders approved changes to our existing equity plans to permit a one-time stock option exchange
- The Program is designed to allow employees to share in the rewards of Motorola's future success

Those of you who have received Motorola stock options in the past few years know that many of those options are underwater. That is, the exercise price of the option is significantly higher than our current stock price; so many employees believe their current options have little value.
On May 4 2009, Motorola’s stockholders approved changes to our existing equity plans to permit a one-time Stock Option Exchange Program. The Program is designed to allow employees to share in the rewards of Motorola’s future success.
Let’s look at the provisions of the Stock Option Exchange Program.

Stock Option Exchange Program Overview

- **Eligible Employees**: All employees of Motorola or our subsidiaries who are employees at the time of the commencement of the Program, who are located in countries selected to participate in the Program, who remain employed through the Replacement Option grant date, and who hold Eligible Options.
- **Eligible Options**: Outstanding and unexercised stock options, whether vested or unvested, that:
  - were granted prior to 1 June 2007,
  - expire after 31 December 2009, and
  - have an Exercise Price equal to or greater than $12.00 per share.
- **Vesting Schedule of Replacement Options**
  - 50% vest on the first anniversary of the grant date
  - 50% vest on the second anniversary of the grant date
- **Expiration Date**: Fifth anniversary of the grant date

Motorola's directors and executive officers (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) and members of the Motorola senior leadership team are not eligible to participate in the Program.

Eligible Employees include employees of Motorola or our subsidiaries, including employees on a leave of absence, who are employees at the time of the commencement of the Program, who are located in countries participating in the Exchange, who remain employed through the Replacement Option Grant Date, and who hold Eligible Options. In a moment, we will review a list of participating countries.
It is important to note that members of Motorola’s Board of Directors. executive officers, and members of the Motorola Senior Leadership Team are not eligible to participate in the stock option exchange program.
Eligible Options include vested and unvested options that
— were granted prior to June 1, 2007, and
— have an expiration date after December 31, 2009, and
— have an exercise price equal to $12 per share or greater.
If you elect to exchange your Eligible Options, your Replacement Options will have a new vesting schedule, regardless of what the old vesting schedule was. Half of the Replacement Options will vest on the first anniversary of the new grant date and half will vest on the second anniversary of the grant date, subject to special vesting events. The Replacement Options expire five years following the grant date, subject to special expiration events.
Next, we’ll review the list of countries participating in the Option Exchange Program.

Eligible Countries

- Argentina
- Austria
- Bangladesh
- Belgium
- Brazil
- Canada
- Chile
- Columbia
- Czech Republic
- Egypt
- Federation of Russia
- France
- Germany
- Greece
- Hong Kong
- India
- Ireland
- Israel
- Italy
- Japan
- Malaysia
- Mexico
- Netherlands
- Nigeria
- Pakistan
- People's Republic of China
- Peru
- Poland
- Portugal
- Puerto Rico
- Singapore
- South Africa
- South Korea
- Spain
- Sweden
- Taiwan
- Thailand
- Turkey
- United Arab Emirates
- United Kingdom
- United States
- Venezuela

This is a list of countries participating in the Motorola Stock Option Exchange Program. I’ll pause for a moment so you can review the full list.
Now, let’s review how the program will work.

Multi-Tier Exchange Ratios

Option Tier	Exchange Ratio
Tier 1	**4-to-1**
For every four Eligible Options you return, you'll receive one Replacement Option	
Tier 2	**2.25-to-1**
For every two and a quarter Eligible Options you return, you'll receive one Replacement Option	
Tier 3	**1.5-to-1**
For every one and a half Eligible Options you return, you'll receive one Replacement Option	
Tier 4	**21.5-to-1**
For every twenty-one and a half Eligible Options you return, you'll receive one Replacement Option

If you are eligible to participate in the Program, your Eligible Options have been assigned to one of four tiers. What tier your Eligible Options fall into depends on their value – which is based on a number of factors such as the initial exercise price and how long your current options have before they expire. Each tier has an assigned Exchange Ratio – the Exchange Ratio indicates how many of your Eligible Options would need to be exchanged to receive one Replacement Option.
The four tiers are shown here.
- For Tier 1, the Exchange Ratio is 4 to 1 (for every four Eligible Options you return, you’ll receive one Replacement Option)
- For Tier 2, the Exchange Ratio is 2.25 to 1
- For Tier 3, the Exchange Ratio is 1.5 to 1
- For Tier 4, the Exchange Ratio is 21.5 to 1
When you log into the Stock Option Exchange Website, your Eligible Options will automatically be assigned to the appropriate Tier and you will see the Exchange Ratio clearly indicated.
Let’s review an example that shows how the Program would work for a hypothetical grant.

Example of Exchange Ratios

EXAMPLE ONLY

You have three grants:
Grant 1: 1,000 options with an exercise price of $27.50
Grant 2: 1,200 options with an exercise price of $45
Grant 3: 1,500 options with an exercise price of $18

For this example, the exchange ratios would be:
Grant 1 is a Tier 1 grant: 4-to-1 exchange ratio
Grant 2 is a Tier 4 grant: 21.5-to-1 exchange ratio
Grant 3 is a Tier 2 grant: 2.25-to-1 exchange ratio

If you elected to exchange your options you would get:
Grant 1: 250 Replacement Options (1,000 / 4 = 250)
Grant 2: 55 Replacement Options (1,200 / 21.5 = 55.8 rounded down to 55)
Grant 3: 666 Replacement Options (1,500 / 2.25 = 666.7, rounded down to 666)

The Replacement Option Exercise Price will be the closing price of Motorola common stock on the New York Stock Exchange Composite Transactions on the Replacement Option grant date (expected to be 12 June 2009.)

Here’s an example of how the Program would work for three hypothetical grants.
In this example, Grant 1 has 1,000 options with an exercise price of $27.50; Grant 2 has 1,200 options with an exercise price of $45; and Grant 3 has 1,500 options with an exercise price of $18. This is only an example.
The Exchange Ratios are determined by the Tier to which each option has been assigned. In this example, Grant 1 has an Exchange Ratio of 4 to 1, Grant 2 has an Exchange Ratio of 21.5 to 1, and Grant 3 has an Exchange Ratio of 2.25 to 1.
If you elected to exchange these Eligible Options, you would receive one new grant of 971 Replacement Options. As you can see, you will get whole shares as Replacement Options. Your Replacement Options will be rounded down to the nearest whole number.
It’s important to note that we won’t know the grant price of the Replacement Options you will receive if you decide to exchange your Eligible Options until after the Exchange Period closes. The grant price of the Replacement Options will be the closing price of Motorola common stock on the grant date.
Now let’s cover the major dates for the Stock Option Exchange Program.

Motorola Stock Option Exchange Calendar

Motorola Stock Option Exchange Calendar	
4 May	Stockholders Approve Option Exchange Program
14 May	Exchange Period Opens
12 June	Exchange Period Closes
12 June	Confirmation of Acceptance Replacement Options Granted
Week of 6 July	Replacement Options visible in Smith Barney account

Here’s a high level look at the Program schedule. The Program is a one-time event – if you don’t elect to exchange your Eligible Options during the Exchange Period, there will be no chance to exchange them later.
A key event was on May 4, when Motorola stockholders approved changes to our existing equity plans to permit the Program. That approval was a key step in allowing us to proceed with the Program.
The Exchange Period is from May 14, 2009 to June 12, 2009. The Exchange Period could be extended; if that happens, Eligible Employees will be notified. During the Exchange Period, you will have the chance to make a decision about whether or not you want to exchange any of your Eligible Options. If you decide to participate, you’ll make your elections on the Program website, which I’ll cover next.
If you elect to participate in the Program, and your Eligible Options are properly tendered, on or around June 12 you’ll get an email confirmation of acceptance. That will be a document that says Motorola has accepted your election to exchange your Eligible Options for Replacement Options. On that same date, your Replacement Options will be granted.
It takes some administration to get your Replacement Options entered into the Smith Barney system. We expect that you will be able to see your Replacement Options in your account sometime during the week of July 6.
That’s a summary of how the option exchange program works. Now let’s review how to use the Program Website to make your elections.

How to Make Your Decision

MotorolaOptionExchange.com

1 Facts

2 Model

3 Exchange

Now that we have covered some of the details of the program, we’ll review the process for making your election. To help decide whether or not to exchange your Eligible Options, the Program Website has a 3-step process. You should receive your login and password information via email shortly after the opening of the Exchange Period on May 14.
After receiving your login information you can access the Program website at
https://www.motorolaoptionexchange.com. Once you log on, you should follow the three step process:
1)	First, you should Review the Facts – the detailed information describing the Program.

2)	Next, you will have the chance to Model the Possibilities to help you determine what decision is right for you

3)	Finally, you will be able to elect to Exchange Your Options
Let’s look at logging in and getting started.

Login

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Stock Option Exchange Program

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Motorola Stock Option Exchange Program

Welcome to the Motorola Stock Option Exchange website. Your first-use password was sent to you by email on 14 May 2009. Click here to request a new password.

The Exchange Period will be from 14 May 2009 at 8:30 a.m. U.S. Central time through 12 June 2009 at 3:00 p.m. U.S. Central time. However, the Exchange Period could be extended. If an extension occurs, we'll notify you.

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The first time you logon to MotorolaOptionExchange.com, you’ll be asked to enter your login ID and your password. Your login ID is your full Motorola email address. You should have received your password at that email address. If you didn’t, click the “Forgot Login ID or Password?” link to request your login ID or a new password.
To get started, enter your login ID and password, then click the Login button.
If you entered the right information, you will be taken to a Terms & Conditions page. Once you check the box and agree to the terms, you will be asked to change your password from the one that was emailed to you. Once you do that, you’ll be taken to the Welcome screen.
You will need to read and acknowledge the terms only once. If you login again later, you’ll go directly to the Welcome screen once you click the Login button.
Now let’s look at the Welcome screen.

Welcome

It is currently 7 May 2009 at 11:40 a.m. U.S. Central time

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Welcome

We are pleased to announce that the Motorola Stock Option Exchange Program launched on 14 May 2009 at 8:30 a.m. U.S. Central time. If you choose to participate in the Program, follow the 3-step process below.

Step 1: Get the Facts

Read the Offer to Exchange and the other related documents carefully.

Step 2: Model the Possibilities

Compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola's future stock price.

Step 3: Exchange Your Options

Check the boxes next to the grants you want to exchange and click the Confirm My Elections button.

Remember the Deadline

The Offer to Exchange ends 12 June 2009 at 3:00 p.m. U.S. Central time, unless the Program is extended.

Facts

1 Facts

2 Model

3 Exchange

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This is the Welcome screen. You’ll notice that the information in the Stock Option Exchange website is organized into three categories: Facts, Model, and Exchange. To most effectively use the website, it’s beneficial for you to go through all three steps.
If you haven’t read the Offer to Exchange, please do so. You can click on the Offer to Exchange link to get that information. Also, please note that there is a deadline for the Offer to Exchange. If you don’t elect to exchange your options during the Exchange Period, you won’t be able to exchange them in the future. This is a one-time offer.
Once you’ve had a chance to look over the Welcome page, it’s time to get the facts. Click on the Facts button at the bottom to move to the next page. You can also navigate through the Website using the tabs at the top of the page just below the Motorola logo.

Facts

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Facts

Last updated on 7 May 2009

Exchange Documents

- Offer to Exchange
  - Questions and Answers
- Terms of Election
- Replacement Option Award Agreement (For all countries except: Bangladesh, India, Italy, Pakistan, the People's Republic of China, the Russian Federation, South Africa, Turkey or Venezuela)
- Replacement Option Award Agreement (For the following eligible countries: Bangladesh, India, Italy, Pakistan, the People's Republic of China, the Russian Federation, South Africa, Turkey or Venezuela)
- Stock Option Consideration Agreement (current appointed vice presidents and above)

Motorola Information About the Exchange

- Employee Announcement from Greg Brown and Sanjay Jha
- Launch Announcement from Greg Brown and Sanjay Jha
- Summary of the Motorola Stock Option Exchange
  - French
  - Hebrew
  - Italian
  - Japanese
  - Portuguese
  - Simplified Chinese
  - Spanish
- Motorola Stock Option Exchange Website Glossary
- Video Commentary on Stock Option Exchanges
- Overview Presentation

Plan Documents

- Plan documents can be found by accessing the HR Portal.

Individual Grant Information

Details regarding your Eligible Options can be found as follows:

- For awards granted on or after 1 January 2001, access the SOSI database here.
- For awards granted before 1 January 2001, refer to the Plan Documents by accessing the HR Portal.

1 Facts

2 Model

3 Exchange

There is a lot of important information on the Facts page. There are the official exchange documents, including the Offer to Exchange we filed with the SEC, plan documents, and information about your individual grants. The more you know about your stock options and how the stock option exchange works, the better prepared you’ll be to make an informed decision. You will want to read the documents included on the website. Let’s review a few of them.
In the Exchange Documents section you can see that there are links to documents that describe the Offer to Exchange and the terms. There’s also a Questions and Answers link that provides a set of commonly-asked questions.
You can access the plan documents under which your Eligible Options were granted by clicking on the link in the Plan Documents section.
Detailed information on your Eligible Options is also available. There are two links: one for stock option awards granted before January 1, 2001, and a second for awards granted on or after January 1, 2001. It is important for you to review these terms so that you are familiar with your existing grants.

Model

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Stock Option Exchange Program

Welcome | Facts | Model | Exchange

Model

The Motorola Stock Option Exchange Program is a one-time opportunity, and participation is entirely voluntary.

Compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola's stock price. These are potential values only, and there is no guarantee that you'll realize any future value from your Eligible Options or any Replacement Options.

See an example. Review the exchange provisions. The Decision Is Yours.

Current MOT price/share: **$6.50** (8 May 2009 at 03:36 p.m. U.S. Central time)

Estimate a future stock price: $ 20

Grant Date	Number of Eligible Options	Exercise Price	Exchange Ratio	Number of Replacement Options	Potential Value of Eligible Options	Potential Value of Replacement Options	Model This Grant	Exchange Selection
31 Jan 2000	670	$39.23	21.5 to 1	31	$0	$419	Model	☐ Select
4 May 2004	500	$16.30	2.25 to 1	222	$1,850	$2,997	Model	☑ Select
3 May 2006	400	$21.25	2.25 to 1	177	$0	$2,390	Model	☐ Select
				Total:	$1,850	$5,806		(Select All)

Go to Exchange or Cancel Selection

Important Legal Notification: The exchange model provided in this website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange model is being provided to you solely for the purpose of making limited mathematical simulations regarding the hypothetical value that you may receive by participating in or opting not to participate in the Program. Motorola recommends that you consult a professional financial and tax advisor to discuss your individual situation. In providing the exchange model, Motorola makes no forecast or projection regarding the future market price of Motorola common stock. You should not rely on hypothetical Motorola stock prices used on the exchange model for any purpose.

1 Facts
2 Model
3 Exchange

Once you have reviewed the documents on the Facts page, you have the opportunity to compare the potential future value of your Eligible Options to the potential value of your Replacement Options.
First, let’s look at the table on this screen.
The first column in the table is the grant date of your Eligible Options. Your grants are listed in rows. Moving from left to right, you can see the number of options and the exercise price. The number of Eligible Options might be less than what you were originally granted. That would be the case if you already exercised some of the options from that grant.
To the right of the exercise price is the Exchange Ratio for that particular grant. This screen is just an example. Your actual grants will show the appropriate exchange ratios.
Next to the Exchange Ratio column is the calculated number of Replacement Options based on the Exchange Ratio.
Next, let’s talk about modeling.
Right above the table is an input box where you can enter a future stock price for Motorola. When you enter a price, you will see the estimated value of your Eligible Options and that of your Replacement Options. Until the stock price you enter is above the exercise price of your Eligible Options, the estimated value of your Eligible Options will be zero. Keep in mind that your Eligible Options and any Replacement Options would only have value if Motorola’s stock price reaches the price you entered before the options reach their expiration date. You’ll note that these estimates do not include the impact of taxes, commissions, and fees.
To see the effects of future stock price on your Eligible Options and Replacement Options in more detail, click on the “Model” link in the right column. Let’s look at that now.

Model a Single Grant

Stock Option Exchange Program
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Facts
Model
Exchange
Model This Grant
Enter estimates of the future price of Motorola stock to compare the potential future value of your Eligible Options to the potential value of Replacement Options.
Grant Date | Number of Eligible Options | Exercise Price | Current Stock Price | Expiration Date | Exchange Ratio | Number of Replacement Options
4 May 2004 | 500 | $16.30 | $6.50 | 4 May 2012 | 2.25 to 1 | 222
Grant Spread Value Over Time
Your Existing Grant
Your Replacement Grant
$2,500
$2,000
$1,500
$1,000
$500
$0
Year 2009 2010 2011 2012 2013 2014 2015 2016 2017
Stock Price: $ 6.5 $ 7.8 $ 9.36 $ 11.23 $ 13.48 $ 16.18 $ 19.42 $ 23.3 $ 27.96
Growth Rate: 20 %
Comparison Point Price (based on spread values) $24.13
Note: These potential value calculations do not take into account taxes, commissions and fees you must pay when you exercise stock options and sell the underlying shares. The examples assume that the options are exercised in full and the underlying shares are sold.
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This is an individual grant modeler, where you can model one grant at a time. It shows you a graph of the potential value of your Eligible Options and Replacement Options for each of your grants, based on some assumptions you provide. You can enter a Motorola stock price for future years, or you can simply enter a growth rate. This screen is only an example and does not indicate any assumptions that Motorola has made about its future stock price. You can see the black line shows the value of your Eligible Options, whereas your Replacement Options would have the values represented by the blue line. Also, by using this feature you will be able to see the impact of the option expiration dates.
You can model the possibilities for many scenarios. You’ll note that these estimates do not include the impact of taxes, commissions, and fees.
Now, let’s go back to look once more at the Model section of the website.

Model

It is currently 12 May 2009 at 10:36 a.m. U.S. Central time

Stock Option Exchange Program

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Model

The Motorola Stock Option Exchange Program is a one-time opportunity, and pa[…] voluntary.

Replacement Options

The options issued pursuant to the Program that replace your Exchanged Options.

Compare the potential future value of your Eligible Options to the potential value of Replacement Options depending on your estimate of Motorola's stock price. These are potential values only, and there is no guarantee that you'll realize any future value from your Eligible Options or any Replacement Options.

See an example. Review the exchange provisions. The Decision Is Yours.

Current MOT price/share: **$6.50**

Estimate a future stock price: $ 20

Grant Date	Number of Eligible Options	Exercise Price	Exchange Ratio	Number of Replacement Options	Potential Value of Eligible Options	Potential Value of Replacement Options	Model This Grant	Exchange Selection
31 Jan 2000	670	$39.23	21.5 to 1	31	$0	$419	Model	Select
4 May 2004	500	$16.30	2.25 to 1	222	$1,650	$2,997	Model	Select
3 May 2006	400	$21.25	2.25 to 1	177	$0	$2,390	Model	Select

1 Facts
2 Model
3 Exchange

One feature that is available on the Website is rollover information. When you roll your cursor over text that is underlined with dashed lines, a popup box appears that provides more information about the referenced term. Clickable links are shown in blue and have a solid underline.
Please note that at the bottom of the main Model page, there is an important legal notification. It is important for you to read that information.
Once you’ve completed modeling the potential future value of your Eligible Options and any Replacement Options, you may select the Eligible Options to exchange.

You can choose to exchange your Eligible Options by individual grant or you may choose to exchange them all by clicking the Select All link that’s just below the table on the right side.
Click on the Exchange button at the bottom of the page to go to the Exchange page.

Exchange

It is currently 12 May 2009 at 10:46 a.m. U.S. Central time

Stock Option Exchange Program

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Exchange

You chose to exchange the grants checked below. Your election is not complete until you confirm your choices. Before confirming your election, please review the Facts about this Program.

Elected to Exchange	Grant Date	Number of Eligible Options	Exchange Ratio	Number of Replacement Options
☐	31 January 2000	670	21.5 to 1	
☑	4 May 2004	500	2.25 to 1	222
☐	3 May 2006	400	2.25 to 1	
(Check All / Uncheck All)			Total:	222

- To **elect to exchange all your Eligible Options,** check the box next to every grant and confirm your election.
- To **elect to exchange some of your Eligible Options**, check the box next to the grants you want to exchange and confirm your election.
- To **withdraw your previous elections and reject the** Offer to Exchange, uncheck the box next to every grant and confirm your election.

Replacement Options will vest over two years and expire five years after they are granted. Click here to review important terms of the Replacement Options.

You can change or withdraw this election on this website until the end of this Exchange Period, which we currently expect to be at 3:00 p.m. U.S. Central time on 12 June 2009. Eligible Options will be cancelled on the date Replacement Options are granted and will be displayed in your Smith Barney account as soon as administratively possible.

☐ I have read and agree to the Terms of Election.

Confirm My Election or Return to Model

1 Facts

2 Model

3 Exchange

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The decision to exchange your Eligible Options is completely up to you. If you decide to exchange your Eligible Options after understanding all the facts and modeling the possibilities, you will come to the Exchange page. Here is where you elect to exchange your Eligible Options. Again, you can select your grants individually or you may click the “Check All” feature. (You may not spilt an individual grant – that is, you must elect all or none of the Eligible Options within each grant.)
When you’re ready to make your elections you’ll need to acknowledge that you have read and agree to the Terms of the Election. Please make sure you read all the information. When you’re ready, click the Confirm My Elections button.
You will receive a confirmation email once you have made a choice to exchange your options and have confirmed your election by clicking the button.
That’s how the Stock Option Exchange Program Website works. You may make changes to your elections (including withdrawing from the Program) anytime during the Option Exchange Period. Your last election before the Exchange Period ends is what will be the election of record. Now, let’s look at a few additional features about the Website.

Request Help

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Motorola email address (coreID@motorola.com) *
Type of issue *
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Description of issue
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or Cancel Help Request
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You can request help if you have questions or problems using the Website. There is a pull down menu with categories that you can use. Type in your issue and click Send Message.
You can also change your settings and password.

Settings

It is currently 11 May 2009 at 11:35 a.m. U.S. Central time
Stock Option Exchange Program
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Change Your Password
Enter your current password
Enter your new password
Confirm your new password
Save Changes
or
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Minimum Requirements
Your new password must:
• Use letters and numbers
• Use at least one of the following four special characters: $, #, -, _
• Mix lowercase and uppercase letters
• Be between 8 and 20 characters
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Click on the Settings link at the top right section of the screen to change your password. You will need to know your current password and will need to enter your new password, and then confirm it. The minimum requirements for your new password are listed to the right.
Once again, just click Save Changes to save your changes. You’ll go back to the Welcome page.
That’s how the stock option exchange website works. Again, if you have additional questions, please use the submit a question feature for more assistance. We will not respond to questions individually; however, each question will be reviewed and, if appropriate, included in an update to the Q&A document that will be posted on a periodic basis at the myHR website.

For More Information

- https://www.motorolaoptionexchange.com
- www.SEC.gov

You can get more information the Program website. The Facts page is filled with reference material.
Also, you can go to www.SEC.gov and find the Motorola filings about the stock option exchange.
Please remember that this Stock Option Exchange Program is a one-time event and that you will need to make the decision that’s right for you. The more details you have, the more opportunity you will have to make an informed decision.
Thank you.

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